EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEEMENT is entered into by and between Evan J. Griffith, Jr. ("Griffith")and Chugach Electric Association, Inc. an Alaska electrical cooperative association headquartered in Anchorage, Alaska ("Chugach" or "Employer"), to be effective on and as of May 1, 2002.

         WITNESSETH:

         WHEREAS, Chugach is engaged in the business of production, transmission and distribution of electricity in Alaska;

         WHEREAS, Griffith has skills and experience in electric utility management generally and with the business and technology associated with the production, transmission and distribution of electricity; and

         WHEREAS, Chugach desires to obtain Griffith's services as the Chief Executive Officer of its Business, and Griffith desires to be employed in that position by Chugach;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein set forth, the parties hereto agree as follows:

         1. Employment. Chugach hereby employs Griffith as its Chief Executive Officer, and Griffith hereby accepts such employment upon the terms and conditions hereinafter set forth.

         2. Duties.

                  a. Griffith shall serve as Chugach's Chief Executive Officer and shall perform his services as such within the framework of Chugach's Bylaws, policies, procedures and goals as Chugach's Board of Directors shall from time to time determine, including but not limited to the following:

                  (i.) Board Policy 106, Delegations of Authority from the Board of Directors to the Chief Executive Officer, Appendix A hereto;

                  (ii.) Board Policy 107, Board of Directors - Chief Executive Officer Relationship, Appendix B hereto;

                  (iii.) Board Policy 118, Delegation of Certain of the Secretary's and Treasurer's Duties to the Chief Executive Officer, Appendix C hereto; and

                  (iv.) Chief Executive Officer Position Description, Appendix D hereto.

In such capacity, Griffith (i) shall exercise general supervisory responsibility and management authority over Chugach and all of its controlled affiliates and
(ii) shall perform such other duties commensurate with his position as may be assigned to him from time to time by the Chugach Board of Directors.

                  b. Griffith shall devote substantially all his business time, attention and energies to the performance of his duties and functions under this Employment Agreement and shall not during the term of his employment hereunder be engaged in any other substantial business activity for gain, profit or other pecuniary advantage. Griffith shall faithfully, loyally and diligently perform his assigned duties and functions and shall not engage in any activities whatsoever that conflict with his obligations to Chugach during the term of his employment hereunder. Notwithstanding the foregoing, nothing in the foregoing shall be construed so as to limit or prohibit personal investments by Griffith; provided that such investments shall not amount to a controlling interest in any entity (other than trusts, limited partnerships or other entities adopted by Griffith for estate planning purposes). Griffith also agrees that he will not participate in any political activity that will or may reflect adversely upon Chugach without obtaining the prior consent of Chugach's Board of Directors.

                  c. Chugach shall furnish Griffith with an office and other facilities at Chugach's headquarters location and services that are suitable to his position and adequate for the performance of his duties and functions hereunder.

         3. Term. The term of this Employment Agreement shall commence on the date hereof (the "Commencement Date") and, unless terminated earlier pursuant to paragraph 10 hereof, shall continue through March 31, 2006 with a one year option wherein either party may elect to renegotiate the agreement or do nothing, in which case the option year is in effect through March 31, 2007 (the "Initial Term"), thereafter this contract shall continue unless and until such time as (i) either party hereto notifies the other, upon sixty (60) days prior written notice, that this Employment Agreement will be terminated at the end of the current annual term or the later expiration of such sixty day notice period, or (ii) Griffith's employment is otherwise terminated pursuant to paragraph 10 hereof (the "Extended Term") (the Initial Term, together with the Extended Term, if any, being referred to herein as the "Employment Term").

         4. Compensation. Chugach shall pay to Griffith, in consideration of and as compensation for the services agreed to be rendered by Griffith hereunder, the following:

                  a. Base Salary. During the Employment Term, Chugach shall pay to Griffith an annual salary of One Hundred Eighty-Eight Thousand, Severn Hundred Eighteen Dollars ($188,718 as adjusted for CPI) (the " Base Salary"). The Base Salary shall, subject to the modifications contained in the Performance Appraisal/Bonus Program section contained below, be adjusted annually each January based upon the Anchorage CPI-U (July statistic) published by the Bureau of Labor Statistics. The Base Salary shall be payable in accordance with Chugach's normal payroll schedule, less withholdings required by law or authorized by Griffith.



                  b. Performance Appraisal/Bonus Program. Chugach and Griffith agree that Griffith's total compensation under this Employment Agreement shall be tied directly to his performance. Accordingly, the parties agree that Griffith and Chugach's Board of Directors, by mutual agreement, shall by January 31 of each year develop reasonable objectives ("stated objectives") by which to measure Griffith's performance for the upcoming year. Each year in January, the parties shall then review the agreed upon stated objectives for the past year and determine whether Griffith has met or failed to meet the stated objectives.

                           (i) Bonus of Meeting or Exceeding Stated Objectives.
In the event that Griffith meets or exceeds the stated objectives, he shall be entitled to a bonus of up to twenty percent (20%) of his Base Salary. The exact percentage of the bonus (`bonus amount") shall be at the discretion of the Board of Directors in consideration of the level of goal achievement including both quantitative and qualitative measures of merit.

                           (ii) Salary Reduction for Failing to Meet Stated
Objectives. In the event that the Board of Directors determines that Griffith has substantially failed to meet the stated objectives, the Board of Directors is entitled to reduce Griffith's Base Salary for the upcoming year by an amount not to exceed ten percent (10%) of the previous year's Base Salary. The precise amount of the salary reduction shall be at the discretion of the Board of Directors in consideration of the extent of Griffith's failure to meet the stated objectives and taking into account any mitigating factors outside of Griffith's control which substantially affected his ability to meet the stated objectives.

                           (iii) Reversion to Base Salary After Reduction for
Failure to Meet Stated Objectives. In the event Griffith's base salary is reduced for failure to meet the stated objectives, his salary shall revert to the previous year's Base Salary in January of the next year (e.g., 2002 - Base Salary of $185,000 as corrected for CPI in accordance with paragraph 4.a).

                           (iv) Future Deferred Compensation Plans. In the event
that the Board of Directors adopts and makes available a new deferred compensation plan during the Employment Term under which eligible employees may defer portions of their income (and thereby defer tax liability associated with that income), Griffith shall be entitled to participate in such plan(s) to the extent that he is eligible to do so. If the plan permits, Griffith may defer some or all of the bonus amounts, leave or other compensation payable to him pursuant to this Employment Agreement.

         c. Use of Company Vehicles. During the Employment Term, Griffith shall be permitted to use Chugach vehicles on company business on a de minimus basis. Griffith shall not be entitled to a company vehicle for personal use.

         5. Benefits. During the Employment Term, Griffith shall be entitled to participate in all group health, pension, 401(k), 457 and other benefit plans maintained by Chugach and provided to its salaried administrative personnel, on the same terms as apply to participation therein by such personnel generally (except as otherwise provided herein). Further, during the Employment Term, Griffith shall be entitled to participate in all fringe benefit programs and shall receive all perquisites if and to the extent that Chugach's Board of Directors establishes and makes such benefits and perquisites available to its salaried administrative personnel generally, including, but not limited to, Employer-paid long-term disability insurance and life insurance coverage.

         6. Expenses. During the Employment Term, Chugach shall reimburse Griffith for all reasonable travel, entertainment and other business expenses incurred or paid by Griffith in performing his duties and functions hereunder, subject to Griffith's accounting for and reporting such expenses pursuant to applicable Chugach policies.

         7. Holidays, Sick Leave and Annual Leave. Griffith shall be entitled to such holidays, sick leave and annual leave as are provided to its salaried administrative personnel generally, which paid time off work shall continue to accrue at the same rate(s) as Griffith accrued holidays, sick leave and annual leave as an Executive Manager. . For example, Griffith shall continue to accrue annual leave at the rate of 9.23 hours per pay period (i.e., at the rate of 30 days per year). Griffith shall carry over to this Employment Agreement all annual leave previously accrued as of the Commencement Date of this Employment Agreement, provided, however, that all such carried over annual leave shall be valued at Griffith's rate of compensation as Executive Manager immediately prior to the Commencement Date. Additionally, Griffith shall either use or cash out annual leave that accrues to his account after the Commencement Date so that he does not add more six (6) weeks of annual leave to his pre-Commencement Date annual leave balance. Chugach agrees to reconsider this six-week cap on additions to Griffith's annual leave balance if Griffith is unable to take leave for business-related reasons. Griffith shall be entitled to such vacations, taken at such time or times, as Griffith shall determine in his reasonable discretion, consistent with the performance of Griffith's obligations hereunder and the direction of Chugach's Board of Directors.

         8. Non-Competition. During the Employment Term and for a period of one
(1) year thereafter, Griffith shall not enter into or participate in any business competitive to the business carried on by Chugach in Southcentral Alaska or at such additional locations, if any, outside Southcentral Alaska at which Chugach conducts business. (This paragraph 8 does not apply to a Termination Other Than For Cause pursuant to paragraph 10(b) hereof.) As used herein, the term "business competitive to the business carried on by Chugach" means any business that involves the production, transmission or distribution of electricity, and the words "Southcentral Alaska" mean a business conducted in whole or in part within the boundaries of the Municipality of Anchorage, the Kenai Peninsula Borough, or the Matanuska-Susitna Borough. The provisions of this paragraph 8 shall survive the expiration and/or termination of this Employment Agreement. If a court of competent jurisdiction should declare any or all of this provision unenforceable because of any unreasonable restriction of duration and/or geographical area, then such court shall have the express authority to reform this provision to provide for reasonable restrictions and/or to grant Chugach such other relief, at law or in equity, as are reasonably necessary to protect its interests.

         9. Confidential Information. During the Employment Term and for so long thereafter as the information remains confidential, Griffith will not use for his own advantage or disclose to any unauthorized person any confidential information relating to the business operations or properties of Chugach and any affiliate of Chugach. Upon the expiration or termination of the Employment Term, upon Chugach's request, Griffith will surrender and deliver to Chugach all documents and information of every kind relating to or connected with Chugach and its affiliates. As used herein "confidential information" means all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning Chugach and its business and operations, including without limitation, any trade-secrets or know-how, computer software programs in both source code and object code, information regarding any product or service, development, technology, technique, process or methodology, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion or acquisition plans, any operational and management guidelines, any cost, pricing or other financial data or projections, and any other information which is to be treated as confidential because of any duty of confidentiality owed by Chugach to any third party or any other information that Chugach shall, in the ordinary course of its business, possess or use and not release externally without restriction on use or disclosure. The foregoing confidential information provision shall not apply to information which: (i) is or becomes publicly known through no wrongful act of Griffith, (ii) is rightfully received from any third party without restriction and without breach by Griffith of this Employment Agreement; or
(iii) is independently developed by Griffith after the term of his employment hereunder or is independently developed by a competitor of Chugach at any time. The provisions of this paragraph 9 shall survive the expiration and/or termination of this Employment Agreement.

         10. Termination.

                  a. Termination for Cause. Chugach may terminate Griffith's employment for "cause" immediately upon written notice to Griffith, provided, however, that Griffith has been given ten (10) days written notice of cause for termination and has failed to, or is unable to, cure such cause within that time. Such notice shall specify in reasonable detail the nature of the cause. For purposes of this Employment Agreement, "cause" means a business-related reason that is not arbitrary, capricious or illegal and which is based on facts
(i) supported by substantial evidence and (ii) reasonably believed by the Board of Directors to be true. Examples of "cause" for termination of employment are provided in Chugach Operating Policy 013 dated September 19, 2001, and are incorporated herein by reference to the extent they are consistent with this Employment Agreement. In the event of the involuntary termination of his employment for cause, Griffith shall not be entitled to receive any compensation hereunder other than his Base Salary and employee benefits and leave as accrued through the effective date of such termination. Griffith's obligations under Paragraphs 8 and 9 shall continue under the terms and conditions of this Employment Agreement.

                  b. Termination Other Than for Cause. Chugach shall have the right to terminate Griffith's employment for any reason, upon thirty (30) days prior written notice to Griffith, whereupon Griffith's employment pursuant to this Employment Agreement shall terminate as of the effective date of termination. In the event of the involuntary termination of his employment other than for cause, Griffith shall be entitled to receive: (i) his Base Salary, bonus amount, leave and employee benefits as accrued through the effective date of such termination; (ii) an amount equal to Griffith's Base Salary and benefits for a period equal to five (5) months following the effective date of termination; and (iii) a pro-rata portion of the bonus amount for that period. Griffith will be entitled to receive the aforementioned amounts in this Paragraph 10(b), if and only if Griffith signs a valid general release of all claims against Chugach in a form provided by Chugach. All payments shall be made at normal Chugach payroll periods, less withholdings required by law, unless otherwise mutually agreed to in writing by Griffith and Chugach. Griffith's obligations under Paragraph 9 shall continue under the terms and conditions of this Employment Agreement.

                  c. Voluntary Termination. Griffith may voluntarily terminate his employment under this Agreement at any time upon thirty (30) days' prior written notice to Chugach's Board of Directors, whereupon Chugach's employment of Griffith shall terminate at the end of the thirty (30) day notice period. In the event of Griffith's voluntary termination of employment, he shall not be entitled to receive any compensation hereunder other than his Annual Salary and employee benefits as accrued through the effective date of such termination. Griffith's obligations under Paragraphs 8 and 9 shall continue under the terms and conditions of this Employment Agreement.

                  d. Death or Disability. Griffith's employment pursuant to this Agreement shall terminate automatically on the date of Griffith's death or disability. Upon Griffith's death or disability, no compensation shall be payable to Griffith under this Agreement except for Griffith's Base Salary, bonus amount and employee benefits as accrued through the date of his death or disability, whichever is applicable, including any employee benefits payable in the event of Griffith's death or disability, whichever is applicable. For purposes of this Employment Agreement, Griffith shall be deemed to be disabled (as medically determined by an independent physician), if for a period of at least three (3) consecutive months he is unable to perform the essential functions of his position with Chugach, with or without reasonable accommodation. For purposes of this Agreement, if Griffith's employment terminates by reason of his disability, his employment termination date shall be deemed to be the last day of the three (3) month period described in this paragraph.

                  e. Excess Parachute Payment. In the event that Chugach treats any portion of Griffith's payments or benefits hereunder as an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code ("Code") or any comparable provision of state or local tax law, or it is otherwise asserted (including on an audit of either Chugach or Griffith) that any portion of such payments or benefits is such an "excess parachute payment," Chugach shall prior to the date on which any amount of excise tax (or penalty or interest) must be paid in respect thereof, promptly make an additional lump sum payment in cash to Griffith in an amount sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any) with respect to such payment to make Griffith whole for all taxes (including withholding and social security taxes) imposed under Section 4999 of the Code, or any comparable provision of state or local tax law, with respect to the "excess parachute payment" and all associated interest and penalty amounts. Griffith shall cooperate in all reasonable respects with Chugach to attempt to minimize any such tax liability.

                  f. Miscellaneous. In the event of any termination or attempted termination hereof: (i) if multiple events, occurrences or circumstances are asserted as bases for such termination or attempted termination, the event, occurrence or circumstance that is earliest in time, and any termination or attempted termination found to be proper hereunder based thereon, shall take precedence over the others; (ii) no termination of this Employment Agreement shall relieve or release either party from liability hereunder based on any breach of the terms hereof by such party occurring prior to the Termination Date; and (iii) the terms of this Employment Agreement relevant to performance or satisfaction of any obligation hereunder expressly remaining to be performed or satisfied in whole or in part at the Termination Date shall continue in force until such full performance or satisfaction has been accomplished and otherwise neither party hereto shall have any other or further remaining obligations to other party hereunder.

                  g. No Set-off; No Duty of Mitigation. There shall be no right of setoff or counterclaim, in respect of any actual or alleged claim, debt or obligation, against any payments or benefits required to be made or provided to Griffith hereunder (including, without limitation, pursuant to subparagraphs 10(a) and 10(b)). In the event of any termination of Griffith's employment under this paragraph 10, Griffith shall be under no obligation to seek other employment and shall be entitled to all payments or benefits required to be made or provided to Griffith hereunder, without any duty of mitigation of damages and regardless of any other employment obtained by Griffith.

         11. Injunctive Relief. It is agreed that the services of Griffith are unique and that any breach or threatened breach by Griffith of any provision of this Employment Agreement cannot be remedied solely by damages. Accordingly, in the event of a breach by Griffith of his obligations under this Employment Agreement, Chugach shall be entitled to seek and obtain interim restraints and permanent injunctive relief, restraining Griffith and any business, firm, partnership, individual, corporation or entity participating in such breach or attempted breach. Nothing herein, however, shall be construed as prohibiting Chugach from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages and the termination of the services of Griffith.

         12. Arbitration. Any dispute or controversy arising out of or relating to this Employment Agreement or any claimed breach hereof shall be resolved, at the request of either party, by a private arbitration proceeding. The arbitration proceeding shall be conducted pursuant to the Alaska Uniform Arbitration Act, AS 09.43.010 - 09.43.180 (the "Act") and the Model Employment Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association ("AAA"), each of which is incorporated herein by this reference to the extent that the Act and the Arbitration Rules are consistent with this Employment Agreement. The arbitrator shall be an impartial arbitrator qualified to serve in accordance with the Arbitration Rules. The arbitrator shall be selected by mutual agreement of the parties. If the parties are unable to agree to a mutually acceptable arbitrator within twenty-one (21) days of the request for arbitration, Chugach shall request that the AAA submit a list of seven (7) arbitrators. After a coin toss to determine who makes the first strike, the parties shall strike names from the AAA list alternately until the name of one arbitrator remains. That arbitrator shall be deemed mutually acceptable to both parties unless the arbitrator is unavailable, in which case the last arbitrator whose name was struck shall be deemed acceptable to the parties, and so on. The arbitration hearing shall be held in Anchorage, Alaska, or in such other place as may be mutually agreed upon by the parties, at a time and location determined by the arbitrator. Within thirty (30) days of the close of the arbitration hearing, the arbitrator shall hand down a written decision and award. The decision shall explain the basis for the arbitrator's award. The arbitrator shall have authority to interpret and enforce this Employment Agreement, but shall not have authority to alter, amend or supercede any provision of this Employment Agreement. The decision and award shall be final and binding on the parties, subject only to such appeal rights as are available under the Act. Either party may seek entry of judgment upon such decision and award in any court having jurisdiction over the parties. The expenses of the arbitration proceeding shall be borne by Chugach,. Each party shall pay for and bear the cost of its own experts, witnesses and legal counsel in such arbitration proceeding.

         13.      Indemnification.

                  a. Chugach shall indemnify Griffith (as a "protected person") to the fullest extent permitted by AS 10.25.145 (the terms of which are incorporated herein by this reference) against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, penalties and amounts paid in settlement) reasonably incurred by Griffith in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative in which Griffith is made, or is threatened to be made, a party to or a witness in such action, suit or proceeding by reason of the fact that he is or was an officer or agent of Chugach or of any of Chugach's controlled affiliates or is or was serving as an officer, trustee, agent or fiduciary of any other entity at the request of Chugach (a "Proceeding").

                  b. Chugach shall advance to Griffith all reasonable costs and expenses incurred by him in connection with a proceeding within twenty (20) days after receipt by Chugach of a written request for such advance, accompanied by an itemized list of the actual or anticipated costs and expenses and Griffith's written undertaking to repay to Chugach on demand the amount of such advance if it shall ultimately be determined that Griffith is not entitled to be indemnified against such costs and expenses. Griffith shall periodically account to Chugach for all such costs and expenses incurred by Griffith in connection with his defense of the proceeding.

                  c. The indemnification provided to Griffith hereunder is in addition to, and not in lieu of, any additional indemnification to which he may be entitled pursuant to Chugach's Certificate of Incorporation or Bylaws, any insurance maintained by Chugach from time to time providing coverage to Griffith and other officers and directors of Chugach, or any separate written agreement with Griffith. The provisions of this paragraph 13 shall survive any termination of this Employment Agreement.

         14. Amendment and Modification. This Employment Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all prior agreements, arrangements or understandings between the parties hereto with respect to the subject matter hereof, whether written or oral. Subject to applicable law and upon the consent of Chugach's Board of Directors, this Employment Agreement may be amended, modified and supplemented by written agreement of Chugach and Griffith with respect to any of the terms contained herein.

         15. Waiver of Compliance. Any failure of either party to comply with any obligation, covenant, agreement or condition on its part contained herein may be expressly waived in writing by the other party, but such waiver or failure to insist upon strict compliance shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Employment Agreement requires or permits consent by or on behalf of any party, such consent shall be given in writing.

         16. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, sent by registered or certified U.S. Mail, postage prepaid, commercial overnight courier service or transmitted by facsimile and shall be deemed served or delivered to the addressee at the address for such notice specified below when hand delivered, upon confirmation of sending when sent by fax, on the day after being sent when sent by overnight delivery or five (5) days after having been mailed, certified or registered, with postage prepaid:

          If to Chugach:                             If to Griffith:
          --------------                             --------------
 Chugach Electric Association, Inc.                  Evan J. Griffith, Jr.
 P.O. Box 196300                                     7745 Hiland Road
 Anchorage, AK 99519-6300                            Eagle River, AK 99577
 Facsimile:  (907) 762-4688                          Facsimile:
 Attention:  Chairman of Board of Directors          (907) 562-6994

or, in the case of either such party, to such substitute address as such party may designate from time to time for purposes of notices to be given to such party hereunder, which substitute address shall be designated as such in a written notice given to the other party addressed as aforesaid.

         17. Assignment. This Employment Agreement shall inure to the benefit of Griffith and Chugach and be binding upon the successors and general assigns of Employer. This Employment Agreement shall not be assignable, except to the extent set forth in paragraph 20.

         18. Enforceability. In the event it is determined that this Employment Agreement is unenforceable in any respect, it is the mutual intent of the parties that it be construed to apply and be enforceable to the maximum extent permitted by applicable law.

         19. Applicable Law. This Employment Agreement shall be construed and enforced in accordance with the laws applicable to contracts executed, delivered and fully to be performed in the State of Alaska.

         20. Beneficiaries: Executive's Representative. Griffith shall be entitled to select (and to change, from time to time, except to the extent prohibited under any applicable law) a beneficiary or beneficiaries to receive any payments, distributions or benefits to be made or distributed hereunder upon or following Griffith's death. Any such designation shall be made by written notice to Chugach. In the event of Griffith's death or of a judicial determination of Griffith's incompetence, references in this Employment Agreement to Griffith shall be deemed, as appropriate, to refer to his designated beneficiary, to his estate or to his executor or personal representative ("Griffith's Representative") solely for the purpose of providing a clear mechanism for the exercise of Griffith's rights hereunder in the case of Griffith's death or disability.

         IN WITNESS WHEREOF, the parties have executed this Employment Agreement to be effective on and as of the day and year first above written.

                                      CHUGACH ELECTRIC ASSOCIATION, INC.



                                      By: /s/ Bruce E. Davison

                                      Name: Bruce E. Davison

                                      Title: Chairman

                                      Date:  April 27, 2004



                                      EVAN J. GRIFFITH, JR.

                                      /s/ Evan J. Griffith

                                      Date:  May 5, 2004

                       CHUGACH ELECTRIC ASSOCIATION, INC.


BOARD POLICY:     106                                 Date:  June 18, 2003


                            DELEGATIONS OF AUTHORITY
                         FROM THE BOARD OF DIRECTORS TO
                           THE CHIEF EXECUTIVE OFFICER


I.       OBJECTIVE

         To define the delegations of authority from the Board of Directors to the Chief Executive Officer to enable adequate direction of the operations of the Association and to report to the Board on the results achieved.

II.      CONTENT

         A.       Planning

                  1.       Policies

                           To formulate with his/her staff, as appropriate, the Board policies to be recommended to a committee of the Board for their consideration and to participate with the Board Operations Committee and the Board in the development of Board policies. To formulate, in consultation with the Board of Directors and staff, the Operating Policies of the Association. Such policies shall be reviewed by the Chief Executive Officer as periodically necessary and a report made to the Board or a Board Committee.

                  2.       Objectives

                           To develop, in consultation with the Board of Directors and staff, goals and objectives of the Association for presentation to and approval by the Board of Directors. To review annually these goals and objectives, as well as the results achieved.

                  3.       Short-Range and Long-Range Plans

                           a. To conduct studies, with staff and outside consultants if necessary, and recommend to the Board of Directors short-range and
                                    long-range plans,   including  plans  in
                                    such  areas  as  power  supply,   power
                                    requirements and load forecasts,  need for
                                    generation and transmission facilities,
                                    procurement  of fuel,  financing,  energy
                                    management and marketing,   member  and
                                    public  relations,   materials   management,
                                    construction, etc., and to report to the Board on results achieved compared to such plans.

                  4.       Membership Meetings

                           To develop, with staff, plans for annual and other meetings of the Members and to make appropriate recommendations to the Board of Directors.

                  5.       Annual Work Plans and Budgets

                           To formulate, with staff, annual work plans and budgets for the Association and recommend them to the Board for their consideration and approval and to provide detailed reports monthly on revenue, expenses and other results compared to such plans.

                  6.       Legislation

                           To analyze and determine with staff, state and federal legislative and regulatory matters to be proposed, supported, or opposed consistent with established Board policy. Reports will be submitted to the Board on a regular basis.

                  7.       Retail and Wholesale Rates and Service Rules and
                           Regulations

                           To periodically study and analyze the Association's retail and wholesale rates and service rules and regulations and make appropriate recommendations to the Board.

         B.       Organization

                  1.       Organizational Structure

                           a. To periodically review activities of the Association and to determine, with staff, the organizational structure best suited to carry out the overall objectives of the Association, within the limitations of the budget and Board Policy and priorities.

                           b. To determine, with the appropriate staff members, the need for additional positions, the transfer, reassignment, or elimination of present positions, and to effect such changes, provided they are within the limitations of the personnel costs of the approved budget. Reports should be made annually to the Board, or a committee of the Board, on the number of positions by organizational units as compared to previous years.

                  2.       Selection of Personnel

                           a.       To develop or approve standards and
                                    qualifications for use in recruitment,
                                    transfer and promotion of personnel. Such standards and qualifications should meet all federal and state legal requirements.

                           b. To hire, transfer, promote, and terminate personnel.

                  3.       Training

                           a. To ensure that the Association staff is trained in accordance with the requirements of their positions.

                           b. To initiate and promote, through staff, appropriate management, professional and technical training programs for all personnel within the limitations of the approved budget and Board policy, including sending personnel to appropriate training programs outside the organization.

                  4.       Performance Appraisals

                           a.       To appraise, at least annually, the
                                    performance of the immediate staff and to counsel with them and assist them to develop and improve.

                           b. To ensure that an annual performance appraisal program is established and carried out for all personnel.

                  5.       Position Descriptions

                           To ensure that written position descriptions and job specifications are prepared and reviewed annually for all personnel. Such completed descriptions will not require Board approval.

                  6.       Fringe Benefits

                           To administer or approve activities and actions with respect to vacations, holidays, sick leave and other fringe benefit programs for the employed personnel within established policies, within the limitations of the budget, and as provided in collective bargaining agreements. A report shall be presented annually to the Board or a committee of the Board describing the various benefits and the employee and employer contribution, if any, and what percent fringes are of payroll.

                  7.       Overtime

                           To ensure that overtime is controlled and to report annually to the Board on overtime as a percent of payroll compared to previous years and the results of the efforts to control this expense.

                  8.       Consultants

                           To select and retain consultants, other than the firm performing the independent financial audit. The selection of any consultants working in areas which affect the functions of the Board requires the approval of the Board.

                  9.       Wage and Salary Administration

                           a. To develop a systematic wage and salary plan for non-bargaining unit employees and present it to the appropriate committee of the Board of Directors for its review and for them to make an appropriate recommendation to the Board regarding its approval.

                           b. To determine all salary adjustments, except the Chief Executive Officer's, within the Board-approved wage and salary plan and policy and within the limitations of the budget. A report is to be provided to the Board annually on the administration of the wage and salary plan.

                           c. To evaluate new positions and reevaluate existing positions. If their responsibilities and authorities substantially change, and if appropriate, place these positions in the Board-approved wage and salary plan.

                           d. To conduct labor surveys, as necessary, to determine wages and salaries paid for comparable jobs in the area in which the Association recruits personnel, and make recommendations to a committee of the Board of Directors on any revisions required in the wage and salary plan for non-bargaining unit employees, taking into account the financial condition of the Association.

                  10.      Labor Relations

                           a. To negotiate bargaining unit contracts and make appropriate recommendations to the Board.

                           b. To administer the approved labor contracts and see that appropriate managers and supervisors understand the provisions of the contracts and their administration.

                  11.      Employee Relations

                           To ensure that two-way communication between employees and management is established providing opportunities for feedback and employee involvement and participation as appropriate.

         C.       Operations

                  1.       Overall Administration

                           a.       To direct and manage the day-to-day
                                    operations and activities of the Association in accordance with the policies of the Board of Directors and in accordance with all contracts and lending institution policies and procedures, as well as applicable federal, state and local laws.

                           b. To delegate appropriate authority to immediate staff and authorize further delegation of authority to any level of management with full recognition that the Chief Executive Officer cannot be relieved of overall responsibility or any portion of accountability.

                           c. To designate an appropriate person to serve as Acting Chief Executive Officer in the absence of the Chief Executive Officer.

                           d. To ensure that staff advice and assistance is available to the Board of Directors and its committees.

                           e. To accept invitations to participate in or designate other staff members to participate in national, state and local meetings which further the best interest of the Association, within the limitations of Board policy and the approved budget. Participation by the Chief Executive Officer in such activities which requires considerable time over a sustained period requires approval of the Board.

                           f. To determine the transportation needs of the Association, with the understanding that the number of company-owned or leased cars individually assigned to employees will be minimized, and a pool of company-owned or leased cars will be utilized, and both activities will be accomplished in the most economical and practical extent possible. Such company-owned or leased cars shall be used only for trips that are primarily official business.

                           g. To serve as the authorized spokesperson for the Association on major issues impacting the Association and to keep the Board up to date and well informed on such issues.

                  2.       Membership Services

                           To direct appropriate and efficient membership services in such areas as, but not necessarily confined to, public and member relations, load management, energy conservation, marketing communications, and research.

                  3.       Legislation

                           a. To develop and carry out, consistent with Board policy 121, a legislative program furthering the Association's objectives and policies. Such a program will include, but not be limited to, research, preparation of testimony, presentation of testimony before appropriate committees, consultation with members of Congress, the state legislature, and state and federal administrative and regulatory agencies.

                           b. To participate with allied groups to obtain their increased understanding and support of the Association's legislative and regulatory objectives and programs.

                  4.       Financial

                           a. To administer the approved budget, including approval of non-budgeted items or budget changes of not more than $1,000,000 or all non-budgeted items which, in his or her judgment, are vital to effect unanticipated emergency maintenance or repairs. Non-budgeted items or budget changes exceeding $500,000 must be reported to the Board of Directors.

                           b.       To invest or reinvest funds, cash
                                    investments when due, and cash government bonds when, and if, necessary to protect the Association's cash position, and to carry out an effective cash management program.

                           c. To authorize and approve the travel expenses of personnel, except the Chief Executive Officer's, on company business within the limitations of the budget and within established policy. All such expenses shall be supported by itemized expense accounts with receipts attached, as appropriate. Expenses of the Chief Executive Officer will be approved by the Chairman of the Board or the Treasurer of the Board prior to payment.

                           d. To approve accounting systems, procedures, statistics and types of reports necessary for sound financial management of the Association, and to meet the requirements of lending and regulatory agencies and for necessary control, information required by the Board of Directors.

                           e. To purchase all equipment, vehicles, hardware, furniture, materials, and supplies within the limitations of the budget and Board policy. All purchases shall comply with applicable Association bylaws, policies and procedures. All purchases of major equipment or large quantities of materials for generation, transmission and substations shall be via competitive bids when feasible.

                           f. To negotiate and approve contracts for construction in accordance with applicable Association procedures. Contracts in excess of $1,000,000 (net to the Association) shall be submitted to the Board for approval.

                           g. To approve purchase orders and contracts, including cumulative changes, if $1,000,000 or less (net to the Association) for previously Board-approved projects and report on all active purchase orders and contracts over $250,000 (gross) each quarter. Purchase orders and contracts exceeding $1,000,000 (net to the Association) will be brought to the Board for approval prior to any commitments or expenditures being made.

                           h. To approve change orders on purchase orders and contracts previously Board-approved, if the cumulative value of the changes is less than 15% of the original value. Change orders exceeding 15% of the original Board approved contract value or which cause the original value to exceed $1,000,000 (net to the Assocation) will be brought to the Board for approval prior to any commitments or expenditures being made.

                           i. To determine insurance coverages required for effective risk management and to negotiate purchase of such coverages within the limitations of the budget and Board policy.

                           j. To authorize individual memberships in civic clubs and organizations and company memberships in local organizations in which membership would be helpful and to authorize payment of dues by the Association within the limitations of the budget and established Board policy.

                           k. To ensure that an internal auditing function is in place to carry out necessary studies with reports to the Board by the Chief Executive Officer on the results of such studies as appropriate.

                           l. After authorization of a bond issuance by the Board, to ensure that the documentation necessary for the issuance of bonds is prepared, and to carry out negotiations with financing institutions for the sale of such bonds striving to achieve the lowest cost financing and to obtain approvals as are necessary for the sale thereof.

                           m.       Subject to  Subsections  (f) and (g) above:
                                    To negotiate  and execute all documents
                                    relating to the purchase,  use, sale,
                                    lease,  or other transactions  affecting
                                    real  property,  to  exercise  the  power
                                    of eminent  domain to  acquire  for
                                    projects  described  in an  approved budget
                                    property  which the  Association  has been
                                    unable to obtain by negotiation;  to execute
                                    and deliver  all  environmental  studies and
                                    reports;   to  make  application  for  all
                                    permits relating to the operations of the Association; to design, route and determine the site for all facilities within the limitations of Board policy and the budget.

                           n. To perform all acts necessary or incidental to the management of the operations of the Association, unless such acts are specifically reserved to the Board pursuant to law, the Association's articles of incorporation and bylaws, or Board policies.

                  5.       Control

                           a.       Operations

                                    To submit periodic and special reports to the Board of Directors on conformity of operations with approved policies and programs and recommend any revisions requiring Board approval and to direct any remedial action required.

                           b.       Finances

                                    To submit periodic and special financial reports to the Board to keep them informed of the Association's financial position and conformance to financial plans and forecasts, and to see that all persons having access to cash or responsible for purchasing of materials are properly bonded in accordance with all requirements of the lending agencies.

                           c.       Budgets

                                    To report monthly to the Board on revenues and expenditures compared to budget. To recommend any revisions required, and to direct any necessary remedial action.

                           d.       Annual Financial Audit

                                    To participate with the Board in the review, with the auditor present, of the annual financial audit and management letter. To direct any remedial action required and to ensure that the management letter, along with the Audit Report, is sent to each Board member prior to the meeting at which they are to be discussed.

                           e.       Materials Management

                                    1.      To determine the amount of, and
                                            establish proper control of, all
                                            physical inventories to minimize
                                            investment in inventories needed to
                                            meet operating and construction
                                            needs.

                                    2.      To ensure that a system is
                                            established to accurately account
                                            for all materials used.

                           f.       Member Complaints

                                    To submit periodically to the Board of
                                    Directors an analysis of Member complaints and to take any corrective action required or to recommend appropriate revisions in Board policy.

                           g.       Reliability of Service

                                    To submit annually to the Board a report on service reliability and any remedial action taken.

                           h.       Availability of Power Supply

                                    To report periodically to the Board on load growth compared to availability of power and to recommend plans to meet anticipated growth to ensure an adequate and reliable supply for the Member at the lower possible costs consistent with sound business and management practices.

                           i.       Power Costs

                                    To continually study power costs compared to projections and to recommend to the Board, as far in advance as possible, any changes in power costs necessary to maintain financial strength and stability and to meet all requirements of lending and regulatory agencies.

                           j.       Loss Control

                                    To ensure that a loss control program is carried out to minimize and control losses due to accidents, environmental hazards and other risks.

                           k.       Member Meetings

                                    To report to the Board on the effectiveness of annual and other member meetings with recommendations on improvements which can be made.

III.     RESPONSIBILITY

         A. The Chief Executive Officer shall report to the Board periodically on how these delegations are being carried out. Further delegations to the Chief Executive Officer may be made as required.

                  The Chief Executive Officer may delegate any of the foregoing authorities to the Acting Chief Executive Officer or other staff and the Acting Chief Executive Officer may act in any or all of these responsibility areas in the absence of and when designated to act for the Chief Executive Officer. The Chief Executive Officer is solely responsible for and accountable to the Board for the foregoing delegations of responsibility.

         B. The Board of Directors is responsible for approving any changes in the delegations to the Chief Executive Officer .

                  The Chairman of the Board shall be responsible for ensuring that the performance of the Chief Executive Officer is appraised each year by the Operations Committee of the Board and that a written report is made to the full Board on or before the second Board meeting in March of each year, but no later than April 23, on the results of such appraisal, including a recommendation on a salary adjustment when appropriate, and that the results of such appraisal are discussed with the Chief Executive Officer.









Date Approved:  June 18, 2003               Attested:  /s/ Patricia B. Jasper
                                                       Secretary of the Board

                      CHUGACH ELECTRIC ASSOCIATION, INC.


BOARD POLICY:     107                                      Date:  June 18, 2003





           BOARD OF DIRECTORS - CHIEF EXECUTIVE OFFICER RELATIONSHIP


I.       OBJECTIVE

         To establish the policy governing the basic relationship between the Board of Directors and the Chief Executive Officer, including the principles involving the delegation of authority.

II.      CONTENT

         The Board of Directors of the Association recognizes, establishes, and maintains the following guidelines in their relationship with the Chief Executive Officer:

         A. It is recognized that good management is the most important factor in the success of the Association. This includes a strong and effective Board, Chief Executive Officer and staff, as well as dedicated and capable employees. In exercising its responsibilities, the Board of Directors reserve their authority to establish policies, approve plans and programs and delegate authority to their Chief Executive Officer, except those that are by law, the Articles of Incorporation and Bylaws, conferred upon or reserved to the members.

         B. The Board of Directors recognize their responsibility and their need to establish policies, approve plans and programs, appraise results achieved and delegate authority to the Chief Executive Officer to execute and carry out their plans, programs and policies. The Chief Executive Officer shall, among other things, be responsible for the hiring of capable personnel within the limitations of Board policy and budget constraints, determining compensation within the approved wage and salary plan and policy, training, supervising and terminating if necessary.

         C. All policies of the Board of Directors shall be adopted at regular or special Board meetings acting collectively as a Board. The Chief Executive Officer is delegated the responsibility of carrying out such policies and reporting back to the Board on the results achieved.

         D. The Board recognizes that should any Director undertake in private conversation with others to make commitments for the Board of Directors, unless directed officially by the Board, that Director becomes involved in a serious breach of policy that might disrupt the entire organization. The Board member shall be subject to reprimand from his or her fellow Board members should he/she attempt to make commitments unofficially for the Board.

         E. The Board of Directors shall refrain as individuals from discussing management and personnel problems with personnel of the Association. The Board of Directors, in consultation with the Chief Executive Officer, may confer with key personnel at regular or special meetings of the Board.

         F. The "flow" of authority for the management of the Association shall be through the Board of Directors to the Chief Executive Officer. The Board of Directors shall require full, complete and timely information from the Chief Executive Officer concerning pertinent matters in connection with the management of the Association as set forth in Board Policies.

         G. The Board of Directors recognize that efficient management of the Association can exist only through mutual understanding and complete cooperation between the Board of Directors and the Chief Executive Officer. The Chief Executive Officer is expected to produce results and give an account to the Board of Directors for his or her stewardship. His or her performance cannot be of the best unless he or she is given latitude to exercise independent judgment in executing policies of the Board of Directors.
                  The Board of Directors acknowledges that obligation and gives the Chief Executive Officer that latitude of judgment and discretion, and expects faithful performance in carrying out all of the policies of the Board of Directors.

         H. The Board of Directors recognize their responsibility for the employment of a Chief Executive Officer, and further, the additional responsibility for a systematic annual appraisal, no later than April 23 each year, of the Chief Executive Officer's performance in order that growth, development and effective improvements are encouraged.

         I. The Chief Executive Officer may only be terminated in accordance with the contract between the Chief Executive Officer and the Board.

III.     RESPONSIBILITIES

         A. The Chairman of the Board shall be responsible for bringing the attention of the Board members to non-adherence to this policy.

         B. The Board of Directors shall be responsible for seeing that the performance of the Chief Executive Officer is appraised each year by the Operations Committee, which will make a written report to the full Board on or before the second Board meeting in March of each year, but no later than April 23, including a recommendation on a salary adjustment when appropriate. Once reviewed with the Board, a written report should be made to the Chief Executive Officer and discussed with him or her.


Date Approved:  June 18, 2003               Attested:  /s/ Patricia B. Jasper
                                                       Secretary of the Board

                       CHUGACH ELECTRIC ASSOCIATION, INC.


BOARD POLICY: 118                                         Date: June 18, 2003


 DELEGATION OF CERTAIN OF THE SECRETARY OF THE BOARD'S AND TREASURER OF THE
                 BOARD'S DUTIES TO THE CHIEF EXECUTIVE OFFICER


I.       OBJECTIVE:

         To specify certain duties of the Secretary of the Board and the Treasurer of the Board which are delegated to the Chief Executive Officer, and to supplement the Chief Executive Officer's title accordingly.

II.      CONTENT:

         Article VI, Section 8 of the Association's bylaws provides that the Board may delegate one or more of the duties of the Secretary of the Board and/or of the Treasurer of the Board to others. By this policy the Board specifies the duties so delegated and establishes certain standards and conditions governing these delegations:

         A. The duties hereinafter specified are delegated to the Chief Executive Officer. The Chief Executive Officer may further delegate these duties to his/her staff, but he/she shall not be relieved of full accountability for their proper execution.

         B.       Certain of the Secretary of the Board's duties as set forth in
                  Article VI, Section 6 of the Association's bylaws are so delegated as described below:

                  1. Recording the minutes of the board or member meetings. However, if the Secretary of the Board is present at such meetings, this shall be done under his/her supervision and direction, and the Secretary of the Board shall be responsible for their accuracy and shall sign them after they are duly approved.

                  2. Giving notice of board or member meetings. However, if the Secretary of the Board so desires, the Secretary of the Board shall approve the form and wording of any notice of a special board or member meeting, in which case such notice shall be sent over his/her name as Secretary of the Board. The Chief Executive Officer shall notify the Secretary of the Board that such a notice is to be given so as to afford him/her an opportunity to exercise the prerogative above stated.

                  3. Serving as custodian of the Association's records and its official seal. The Secretary of the Board shall, however, affix or personally supervise the affixing of the official seal to any document if so required by law or board resolution.

                  4. Keeping a register of the names and addresses of all members.

                  5. Signing the membership certificates, but only if the Board has authorized such signing by his/her facsimile signature.

                  6. Having general charge of the Association's books in which a record of the members is kept.

                  7. Keeping on file copies of the Association's Articles of Incorporation and Bylaws and being responsible for furnishing copies thereof to members upon their request.

                  8. In general, performing all duties incident to the office of Secretary of the Board, and such other duties as from time to time may be assigned by the Board of Directors.

         C.       Certain of the Treasurer of the Board's duties as set forth in
                  Article VI, Section 7 of the Association's bylaws are delegated to the Chief Executive Officer as described below:

                  1. Being in charge and having custody of, and being responsible for, all funds and securities of the Association. However, the Chief Executive Officer's duties, responsibilities and authorities in this respect may be limited or conditioned as otherwise resolved by the Board, either from time to time or by separate policy governing the subject.

                  2. Receiving, receipting, depositing and investing monies received by the Association. However, the Chief Executive Officer's duties, responsibilities and authorities with respect to deposit institutions and investments shall be within the limitations of Board policy.

                  3. In general, performing all the duties incident to the office of Treasurer of the Board and such other duties as from time to time may be assigned by the Board of Directors.

         D. The Chief Executive Officer shall also have the titles of Assistant Secretary of the Board and Assistant Treasurer of the Board, but these titles need not be stated on the Association's stationery or other identifying papers, ink stamps, documents, etc., except when appropriate in the execution of the duties herein delegated.

III.     RESPONSIBILITIES:

         It shall be the responsibility of the Board of Directors to administer this policy.





























Date Approved:  June 18, 2003               Attested:  /s/ Patricia B. Jasper
                                                       Secretary of the Board

                       CHUGACH ELECTRIC ASSOCIATION, INC.
                                  Anchorage, AK

                              Position Description

                             CHIEF EXECUTIVE OFFICER

I.       SUMMARY

The Chief Executive Officer develops a vision and the corresponding business plans for meeting the future challenges and opportunities facing the Association. Subject to approval by the Association's Board of Directors, the Chief Executive Officer prepares and implements the approved business plans and policies of the Association through effective leadership, management, delegation and other means. The Chief Executive Officer manages, administers and coordinates the business activities and operations of the Association accordingly. The Chief Executive Officer reports to the Board and advises the Board regarding all aspects of the operations and activities of the Association.

In carrying out the responsibility for the overall success of the Association, the Chief Executive Officer is responsible for the selection of key executives; delegates authority to responsible executives and holds them accountable for agreed-upon results; establishes and monitors appropriate controls and performance measures; maintains an organizational structure and operating climate which encourages all employees to perform effectively; and continually reassesses plans and goals to determine their pertinence under varying conditions.

II       REPORTING RELATIONSHIPS

         A. Reports to: Board of Directors

         B. Supervises: Executive Assistant to the General Manager
                        Sr. Vice President, Power Delivery & Chief of Staff Sr. Vice President, Energy Supply
                        Sr. Vice President, Administration
                        Chief Financial Officer
                        Vice President, Human Resources
                        General Counsel

         C. Subject to the terms of employment agreement(s) entered into by the Board of Directors and the Chief Executive Officer, if any, the Chief Executive Officer serves the Association at the pleasure of the Board of Directors. The Chief Executive Officer carries out the delegations of the board, the board policies and other assignments as directed by the board in managing the operations of the Association.

III.     IMPORTANT SKILLS

         A.   INNOVATION AND ADAPTABILITY.   The Chief Executive Officer should
              be able to function effectively within the framework of a cooperative non-profit utility mission statement, while acting with some of the attributes of an investor owned utility. The Chief Executive Officer should be innovative; i.e., the Chief Executive Officer should have the ability to "think outside of the box" in finding effective solutions to the challenges and opportunities facing the Association. The Chief Executive Officer should be able to quickly adapt to changing circumstances with a high degree of tolerance for the stress caused by conflicting
              organizational, personnel and societal constraints.   The Chief
              Executive Officer should have the ability to perform under pressure.

         B. LEADERSHIP SKILLS. The Chief Executive Officer should have outstanding leadership skills. The Chief Executive Officer should excel in motivating, guiding and training employees to achieve the Association's objectives. Among other things, the Chief Executive Officer should have the ability to convey to staff the Chief Executive Officer's vision for the growth and success of the Association as well as its policies and objectives in order to maximize attainment of those policies and objectives.

         C. TEAM-BUILIDING SKILLS. The Chief Executive Officer should possess strong team-building and team-management skills. The Chief Executive Officer should have the ability to effectively delegate decision-making authority to subordinates.

         D. GOAL-SETTING SKILLS. The Chief Executive Officer should have the ability to translate, develop and establish goals compatible with general courses of direction set by the Board of Directors. The Chief Executive Officer should have the ability to establish specific short and long-range targets that are achievable and realistic in the Alaska business climate in which the Association operates.

         E. LABOR RELATIONS SKILLS. The Chief Executive Officer should have a good understanding of the principles of human resource management and labor relations administration, including employee motivation, collective bargaining and contract administration. The Chief Executive Officer should have the ability to deal effectively with sometimes adversarial labor relations situations.

         F. OTHER SKILLS. The Chief Executive Officer should have strong skills in the areas of management, written and oral communications, government relations, financial analysis, business law and strategic planning. The Chief Executive Officer should be a good public speaker. The Chief Executive Officer should have the ability to earn and maintain the support and confidence of a broad range of constituents including local and national utilities, local businesses, members/owners and employees. Among other things, the Chief Executive Officer should have the ability to recognize and take advantage of growth and development opportunities for the Association.

IV.           IMPORTANT EXPERIENCE

         A. EDUCATION. BA/BS degree required; advanced degree preferred. Additional advanced training in engineering, finance, accounting, statistics and economics relating to utility management is highly desirable.

         B. INDUSTRY EXPERIENCE. Fifteen years experience in management in the electric utility industry, including at least five years senior management experience is preferred. The Chief Executive Officer should understand generation, transmission and distribution of electric power. Knowledge of the Alaska electrical utility industry is highly desirable. Alternatively, other management experience outside the electric utility industry may be considered if the candidate has truly outstanding skills in the areas of leadership, team building, goal setting and labor relations.

         C. MANAGEMENT EXPERIENCE. The Chief Executive Officer should have substantial experience in the areas of organizational management, board relations, government relations, labor relations, human resource management, finance and marketing. The Chief Executive Officer must have a proven record of career success and major accomplishments with current or former employers.

         D. COMMUNITY EXPERIENCE. The Chief Executive Officer should be well rounded and involved in the community. The Chief Executive Officer should bring to this position substantial prior leadership experience in civic, charitable or community organizations.

V.       ESSENTIAL JOB FUNCTIONS - INTERNAL RELATIONSHIPS

         1. Conducts studies, with staff and outside consultants if necessary, and recommends to the board of directors short-range and long-range plans, including plans in such areas as power supply, power requirements and load forecasts, need for generation and transmission facilities, procurement of fuel, financing, energy management and marketing, member and public relations.

         2. Develops, in consultation with the Board of Directors and staff, goals and objectives of the Association for presentation to and approval by the Board of Directors.

         3. Formulates with his/her staff, as appropriate, the Board policies to be recommended to a committee of the Board for their consideration and participates with the Board Operations Committee and the Board in the development of Board policies. Formulates, in conjunction with staff, the Operating Polices of the Association.

         4. Consults and advises the board on matters pertaining to policies, plans, programs, the need for facilities, financing and operating requirements and other areas. Keeps the Board fully informed on the end results of the operations and carries out approved policies, plans and programs. Seeks advice and obtains necessary approvals.

         5. With the President of the board, prepares the agenda for the Board and Board Committee Meetings and guides deliberations of those bodies.

         6. Establishes and maintains a sound plan of organization that will provide the proper framework for accomplishing the Association's mission and objectives.

         7. Develops, generates and maintains team spirit and enthusiasm throughout the organization by appropriate delegation, communication, recognition of accomplishments, job enrichment, training and development, counseling and by advancement according to merit, interest and ability.

         8. Delegates to key executives authority and responsibility for attaining objectives and for implementing approved policies.

         9. Establishes effective controls that will measure the performance of key executives.

         10. Develops positive labor-management relations and formulates policies and strategies for collective bargaining.

         11. Provides for a constant review of the Association's operating performance in such areas as generating unit efficiency and availability, system operations, load and sales trends, revenue, construction projects, preservation and utilization of assets and work force productivity.

         12. Oversees the fiscal affairs of the Association, including composition of the capital structure, financing arrangements and margin requirements.

         13. Creates within the organization, through personal leadership, a sense of commitment and an environment conducive to obtaining the best efforts of all employees.

         14. Ensures the continuing visibility of the Association through a program of executive development and management succession planning at all key levels in the Association.

         15. Keeps abreast of current issues and concerns of Chugach members/owners.

         16. Encourages staff and employees to recognize and accept responsibilities to the Association's members/owners. Conducts and implements programs to promote the efficient use of electric energy.

VI.           ESSENTIAL JOB FUNCTIONS - EXTERNAL RELATIONSHIPS

         1. Serves as the key representative for the Association promoting the Association's programs and services, area economic development, providing information and education to the members/owners, the public, civic, charitable and community organizations and city and state government. Resolves problems and develops effective working relationships.

         2.   Stays abreast of important local, statewide and national issues.

         3. Participates in meetings outside of the Association and serves on committees, and carries out other activities, which represent the best interest of the Association.

         4. Members/Owners: Maintains open channels of communication with the membership, resolves problems, and keeps member-owners informed about Association ideals, objectives policies and progress.

         5. Auditors, Consultants and Vendors: Obtains advice and assistance from the Association's auditors, consultants and vendors. Reviews and evaluates their services.

         6. Alaska Power Association (APA): Maintains relationships and participates in various programs that are beneficial to the Association.

         7. National Rural Electric Cooperative Association (NRECA): Obtains advice and assistance from NRECA. Participates in various programs.

         8. Banks and Investment Brokers: Establishes and evaluates services provided by the Association's banks and investment brokers. Negotiates contracts and fees for services.

         9. General Public and Community Organizations: Represents the Association at public and at civic, charitable and community functions and projects.

         10. Regulatory Commission of Alaska: Maintains an effective working relationship with the Regulatory Commission of Alaska.

         11. Other Utilities: Maintains effective working relationships with other utilities, including wholesale customers of the Association.

         12. Elected Representatives: Maintains effective relationships with local, state and national elected representatives.


              Accepted by:  /s/ Evan J. Griffith          Date:  May 5, 2004
              Chief Executive Officer


              Approved by:  /s/   Bruce E. Davison        Date: April 27, 2004
              Board of Directors


              Reviewed by:  /s/   Mary Tesch              Date: April 26, 2004
              Vice President, Human Resources